Exhibit 99.1

CSX Corporation Announces First-Quarter Earnings
and Dividend Increase

Highlights:

•	First-quarter earnings per share of $0.40

•	CSX continues to expect modest full-year earnings growth

•	Merchandise and intermodal show continued strength, and the utility coal environment is improving

•	Quarterly dividend increases 7 percent beginning in second quarter to $0.16 per share

JACKSONVILLE, Fla. - April 15, 2014 - CSX Corporation (NYSE: CSX) today announced first-quarter net earnings of $398 million, or $0.40 per share, down from $462 million, or $0.45 per share in the same quarter of 2013.

For the quarter, revenue grew 2 percent to $3.0 billion on volume increases of 3 percent, with strength in intermodal and merchandise markets more than offsetting declines in coal. However, operating income declined 16 percent to $739 million and the operating ratio increased 520 basis points to 75.5 percent, primarily due to the impact of harsh weather. CSX estimates that weather-related disruptions increased expenses by approximately six cents per share, and impacted revenue contribution by about two to three cents.

“The company is indebted to the dedicated men and women of CSX who worked tirelessly through one of the worst winters on record to keep the network running as fluidly as possible,” said Michael J. Ward, chairman, president and chief executive officer. “Thanks to the hard work of our employees, service levels are gradually recovering, and we are capitalizing on an economy that continues to show positive momentum.”

Looking forward, CSX expects modest full-year earnings growth for 2014 on the strength of broad-based merchandise and intermodal gains and an improving domestic coal environment. In addition, the company remains confident in its ability to sustain double-digit earnings growth and margin expansion for its shareholders in 2015 and beyond. The company expects to sustain a mid-60s operating ratio longer-term.

CSX also announced that its Board of Directors approved a 7 percent increase in the company’s quarterly dividend to $0.16 per share, payable on June 13, 2014 to shareholders of record at the close of business on May 28, 2014. This announcement builds on 11 increases over the past 8 years, representing a 20 percent compound annual growth rate during that time. It is consistent with CSX’s view of the strength of the business and the company’s approach to deploying cash within a balanced framework to support long-term value creation through investment, dividends, and share buybacks.

CSX executives will conduct a quarterly earnings conference call with the investment community on April 16, 2014, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.